EXHIBIT 1

ADP COMMENTS ON PERSHING SQUARE CAPITAL MANAGEMENT’S
 NOMINATION OF DIRECTORS

ROSELAND, NJ, August 7, 2017 – ADP (NASDAQ: ADP) today issued the following statement regarding Pershing Square Capital Management’s nomination of three candidates to ADP’s Board of Directors at the 2017 Annual Meeting of Stockholders.
“As we noted last week, ADP is open to constructive input from our shareholders and our Board respects the right of shareholders to nominate directors. Now that Pershing Square has submitted its proposed director candidates, the Nominating/Corporate Governance Committee of the Board will evaluate Mr. Ackman’s nominees as they would any other potential directors to assess their ability to add value on the Board for the benefit of all ADP shareholders. We have a strong and independent 10-member Board, including four new directors who have joined since 2014, with an appropriate mix of skills, experience and leadership to drive board performance and provide effective oversight. We believe our current Board has the right balance of leadership continuity and fresh perspectives to help ADP continue our strong track record of delivering value to shareholders while successfully executing on our ‘All in on HCM’ strategy and global opportunities for growth.”
“ADP shares have outperformed the S&P 500 for many years, and the Company has generated total shareholder returns in excess of 200% since Carlos Rodriguez became CEO nearly six years ago.  We believe ADP is well positioned to build on its longstanding track record of successful value creation and growth through its transition to best-in-class cloud-based HCM solutions and other investments in technology and innovation during Mr. Rodriguez’s tenure, while maintaining cost discipline.  ADP has also consistently delivered on its commitment to returning capital to shareholders – demonstrated by the return of more than $11 billion in buybacks and dividends over the past five fiscal years and annual dividend increases for the last 42 years.”
“The Board is always open to good ideas regardless of their source and reiterates the invitation it made to Mr. Ackman last week to present his ideas to the full Board on how ‘to improve ADP’s operations, profitability and competitive position.’”
Morgan Stanley & Co. is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is acting as legal advisor to ADP.
About ADP (NASDAQ: ADP)
Powerful technology plus a human touch. Companies of all types and sizes around the world rely on ADP cloud software and expert insights to help unlock the potential of their people. HR. Talent. Benefits. Payroll. Compliance. Working together to build a better workforce. For more information, visit ADP.com.

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Safe Harbor Statement
This document and other written or oral statements made from time to time by ADP may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature and which may be identified by the use of words like “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could,” “is designed to” and other words of similar meaning, are forward-looking statements. These statements are based on management’s expectations and assumptions and depend upon or refer to future events or conditions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements or that could contribute to such difference include: ADP's success in obtaining and retaining clients, and selling additional services to clients; the pricing of products and services; compliance with existing or new legislation or regulations; changes in, or interpretations of, existing legislation or regulations; overall market, political and economic conditions, including interest rate and foreign currency trends; competitive conditions; our ability to maintain our current credit ratings and the impact on our funding costs and profitability; security or privacy breaches, fraudulent acts, and system interruptions and failures; employment and wage levels; changes in technology; availability of skilled technical associates; and the impact of new acquisitions and divestitures. ADP disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. These risks and uncertainties, along with the risk factors discussed under “Item 1A. - Risk Factors” in our Annual Report on Form 10-K should be considered in evaluating any forward-looking statements contained herein.
ADDITIONAL INFORMATION

ADP, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2017 Annual Meeting. The Company intends to file a proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company stock and other securities is included in their SEC filings on Forms 3, 4, and 5, which can be found through the Company’s website (www.adp.com) in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s Annual Report on Form 10-K. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s 2017 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.adp.com.

CONTACTS:

Investors:

Christian Greyenbuhl
(973) 974-7835
Christian.Greyenbuhl@adp.com

Byron Stephen
(973) 974-7896
Byron.Stephen@adp.com

Media:

Michael Schneider
(973) 974-5678 office
(973) 868-1000 mobile
Michael.Schneider@adp.com

George Sard/Jared Levy/Liz Zale
Sard Verbinnen & Co
(212) 687-8080
ADP-SVC@sardverb.com